FROST, PLLC
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission of our report dated March 13, 2013, with respect to the consolidated balance sheet of Metropolitan National Bank as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the two years then ended.

Frost, PLLC

Certified Public Accountants

Little Rock, Arkansas
February 7, 2014

425 West Capitol Avenue, Suite 3300 | Little Rock, Arkansas 72201 | 501.376.9241 | frostpllc.com
1200 East Joyce Boulevard, Suite 301 | Fayetteville, Arkansas 72703 | 479.695.4300
3605 Glenwood Avenue, Suite 370 | Raleigh, North Carolina 27612 | 919.782.8410